                                                                      Exhibit 21

                          CENTRAL SPRINKLER CORPORATION

                         SUBSIDIARIES OF THE REGISTRANT

                                                      Names
                              Jurisdiction of      Under Which
Name                          Organization        Doing Business
----                          ------------        --------------

CSC Finance Company           Delaware            Corporate Name

CSC Investment Company        Delaware            Corporate Name

Central Sprinkler Company     Pennsylvania        Corporate Name

Spraysafe Automatic
  Sprinklers Limited          United Kingdom      Corporate Name

Central Sprink Inc.           California          Corporate Name

Central Castings Corporation  Alabama             Corporate Name

Central CPVC Corporation      Alabama             Corporate Name

Central Sprinkler Export
  Corporation                 Barbados            Corporate Name